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                                                                    EXHIBIT 99.4

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                       CONDENSED STATEMENTS OF OPERATIONS

The following is a description of the pro forma adjustments reflected in the Unaudited Pro Forma Combined Condensed Statements of Operations:

1. Reflects amortization of approximately $0.4 million for the year ended December 31, 2005 and $0.3 million for the nine months ended September 30, 2006, connected with the estimated $7.2 million of identifiable intangible assets acquired in the 3F acquisition, consisting primarily of developed and core technology, with lives ranging over a period of between seven and twenty years, with a weighted average life of 18 years. The final purchase price allocations, which are based on third party appraisals, may result in different allocations for tangible and intangible assets than presented above and in these Unaudited Pro Forma Combined Condensed Statements of Operations, and those differences could be material.


2. Reflects an increase in depreciation expense of approximately $0.1 million for both the year ended December 31, 2005 and the nine months ended September 30, 2006, resulting from the fair value adjustments to 3F's property, plant and equipment that will continue to be held and used.

3. Reflects 3F estimated merger transaction costs, which includes investment banking fees, attorneys' fees, audit and accounting fees and certain severance costs.